Exhibit 99.1

3M Names David Meline Corporate Controller and Chief Accounting Officer

ST. PAUL, Minn.—July 23, 2008—3M today announced that David W. Meline has been appointed vice president, corporate controller and chief accounting officer of 3M, effective September 1, 2008.  Meline, 50, will lead 3M’s global corporate accounting, business finance, financial planning and analysis, and compliance efforts.

Meline, currently vice president and chief financial officer for GM North America, comes to 3M with more than 20 years of experience with General Motors. Meline has held senior-level positions with GM Europe in Switzerland, GM Daewoo in South Korea, GM Brasil, GM Kenya and at GM’s New York office in the company’s treasurer’s office.  Meline began his career at AT&T Corporation as a product design engineer.

“We are excited to welcome David to 3M,” said Patrick D. Campbell, senior vice president and chief financial officer. “His extensive financial and international experience will benefit 3M’s operating and finance leadership teams.”

Born in Owatonna, Minnesota, Meline holds a bachelor’s degree in mechanical engineering from Iowa State, a master’s degree in economics from the London School of Economics, and a master’s degree in business administration from the University of Chicago.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $24 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 60 countries. For more information, visit www.3M.com.